VERA BRADLEY ANNOUNCES FIRST QUARTER FISCAL YEAR 2026 RESULTS

First quarter consolidated net revenues totaled $51.7 million

Financial condition remains strong with $86 million in liquidity and no debt

FORT WAYNE, Ind., June 11, 2025 – Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the first quarter of the fiscal year ending January 31, 2026 (“Fiscal 2026”).

First Quarter Comments

Jackie Ardrey, Chief Executive Officer commented, “Our first quarter results were disappointing as top line and profitability trends from the previous several quarters continued. In addition to addressing consumer feedback on product styles and functionality from last summer’s relaunch, we remain committed to “being where she shops” and are working on diversification of our wholesale partnerships. While there is significant work to be done on many fronts in order to return the Company’s results to a stable and positive growth story, the teams are committed to doing just that.”

Summary of Financial Performance for the First Quarter

Consolidated net revenues from continuing operations totaled $51.7 million compared to $67.9 million in the prior year first quarter ended May 4, 2024.

For the current year first quarter, Vera Bradley, Inc.'s net loss from continuing operations totaled ($18.3) million, or ($0.66) per diluted share. These results included pre-tax charges of $1.0 million of property, plant, & equipment impairment charges; $1.0 for PO cancellation fees; $1.0 million of professional fees associated with the sale of Pura Vida; $0.3 million of inventory write-offs associated with the sale of Pura Vida; $0.7 million of consulting and professional fees associated with strategic initiatives and shareholder matters; $0.3 million of severance charges; and total tax impact of $3.9 million adjusted to reflect the non-GAAP tax impacts The net-of-tax impact totaled $8.2 million. On a non-GAAP basis, Vera Bradley, Inc.’s first quarter net loss from continuing operations totaled ($10.1) million, or ($0.36) per diluted share.

For the prior year first quarter, Vera Bradley, Inc.’s net loss from continuing operations totaled ($7.6) million, or ($0.25) per diluted share. These results included pre-tax charges of $0.7 million for one-time vendor charges, $0.4 million of severance charges, $0.1 million of consulting and professional fees primarily associated with strategic initiatives, and total tax impacts of ($0.2) million associated with the pre-tax items listed above, resulting in a $1.0 million net-of-tax impact. On a non-GAAP basis, Vera Bradley, Inc.’s first quarter net loss from continuing operations totaled ($6.6) million, or ($0.22) per diluted share.

On March 11, 2025, the Company entered into an Interest Purchase Agreement (the “Agreement”) to sell one hundred percent (100%) of Creative Genius, Inc., which operates under the name Pura Vida Bracelets. The sale consummated on March 31, 2025. As a result, the operations of Pura Vida have been classified as discontinued operations in the consolidated financial statements. Prior period amounts have been retrospectively adjusted to conform to the current period presentation. Unless otherwise specified, disclosures in this earnings release reflect continuing operations only.

Following the sale, Pura Vida is no longer included in the Company’s consolidated financial results.

First Quarter Details

Current year first quarter Vera Bradley Direct segment revenues totaled $43.1 million, a 23.6% decrease from $56.4 million in the prior year first quarter. Comparable sales declined 25.0% in the first quarter, driven by traffic and conversion declines predominantly in our full-line and outlet stores. During the first quarter, the Company also opened two full-line stores and closed two underperforming full-line stores.

Vera Bradley Indirect segment revenues totaled $8.6 million, a 25.6% decrease over $11.5 million in the prior year first quarter. The decrease was primarily related to a decline in specialty and key account orders.

First quarter gross profit totaled $22.8 million, or 44.1% of net revenues, compared to $34.0 million, or 50.1% of net revenues, in the prior year. On a non-GAAP basis, current year gross profit totaled $24.6 million, or 47.5 % of net revenues, compared to $34.8 million, or 51.3% of net revenues in the prior year. The decrease in consolidated gross profit as a percentage of net revenues in the first quarter resulted from channel shift from brick & mortar stores to online sites (which also contributed to increased outbound freight cost).

First quarter consolidated selling, general, and administrative (“SG&A”) expense totaled $40.8 million, or 79.0% of net revenues, compared to $45.1 million, or 66.4% of net revenues, in the prior year. On a non-GAAP basis, current year consolidated SG&A expense totaled $38.3 million, or 74.2% of net revenues, compared to $44.7 million, or 65.7% of net revenues, in the prior year. The decrease in non-GAAP SG&A expense resulted from delivery of cost reduction initiatives along with reduced variable costs.

The Company’s first quarter operating loss from continuing operations totaled ($17.9) million, or (34.6%) of net revenues, compared to ($10.6) million, or (15.6%) of net revenues, in the prior year first quarter. On a non-GAAP basis, the Company’s current year operating loss from continuing operations totaled ($13.6) million, or (26.3%) of net revenues, compared to ($9.4) million, or (13.8%) of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating loss was ($5.5) million, or (12.9%) of Direct net revenues, compared to operating income of $4.0 million, or 7.1% of Direct net revenues, in the prior year. On a non-GAAP basis, Direct operating loss totaled ($2.8) million, or (6.6%) of Direct revenues, compared to $4.9 million, or 8.6% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $2.0 million, or 23.1% of Indirect net revenues, compared to $3.8 million, or 33.2% of Indirect net revenues, in the prior year. On a non-GAAP basis, Indirect operating income totaled $2.2 million, or 26.1% of Indirect net revenues, compared to $3.8 million, or 33.2% of Indirect net revenues, in the prior year.

Balance Sheet

Cash and cash equivalents as of May 3, 2025 totaled $11.3 million compared to $43.8 million at the end of last year’s first quarter. The Company had no borrowings on its $75 million asset-based lending (“ABL”) facility at quarter end.

Total quarter-end inventory was $99.2 million, compared to $101.8 million at the end of last year’s first quarter.

Net capital spending for the first quarter totaled $1.8 million compared to $0.9 million in the prior year and was driven by timing of new store openings in the current year period compared to prior year.

Forward Outlook

The Company today announced several executive and Board leadership changes (disclosed via separate press release). Given these changes as well as significant uncertainty surrounding the consumer environment, the Company is suspending its forward guidance to allow the new team time to provide input on future strategic and financial expectations.

Disclosure Regarding Non-GAAP Measures

Non-GAAP Numbers

The current year non-GAAP first quarter income statement numbers referenced below exclude the previously outlined charges for property, plant, & equipment impairment charges; PO cancellation fees; professional fees associated with the sale of Pura Vida; consulting and professional fees associated with strategic initiatives and shareholder matters; severance charges inventory write-offs associated with the sale of Pura Vida; and the income tax effect related to these items. The prior year non-GAAP first quarter income statement numbers referenced below exclude the previously outlined charges for one-time vendor charges, severance charges, consulting and professional fees primarily associated with strategic initiatives, and the income tax effect related to these items.

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including cash usage; gross profit; selling, general, and administrative expenses; operating loss from continuing operations; net loss from continuing operations; and diluted net loss per share from continuing operations, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Consistent with SEC regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the "unreasonable efforts" exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments the Company may make to its GAAP financial measures in calculating non-GAAP financial measures.

Call Information

A conference call to discuss results for the first quarter is scheduled for today, Wednesday, June 11, 2025, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 407-0779, and enter the access code 13753733. A replay will be available shortly after the call and through June 25, 2025. To access the recording, listeners should dial (844) 512-2921, and enter the access code 13753733.

About Vera Bradley, Inc.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

The Company has two reportable segments: Vera Bradley Direct (“VB Direct”) and Vera Bradley Indirect (“VB Indirect). The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, outlet.verabradley.com, and international.verabradley.com; and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,200 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 1, 2025. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Tom Filandro, Partner
ICR, Inc
VeraBradleyIR@icrinc.com

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 3, 2025	February 1, 2025	May 4, 2024
Assets
Current assets:
Cash and cash equivalents	$11,281	$28,628	$43,810
Accounts receivable, net	14,588	13,797	14,405
Inventories	99,151	91,430	101,836
Short-term contingent consideration	1,374	—	—
Income taxes receivable	323	584	3,698
Prepaid expenses and other current assets	8,829	8,072	14,312
Current assets of discontinued operations	—	22,361	40,369
Total current assets	135,546	164,872	218,430
Operating right-of-use assets	71,236	74,841	60,539
Property, plant, and equipment, net	51,193	52,555	51,390
Long-term contingent consideration	1,178	—	—
Deferred income taxes	—	—	4,866
Other assets	8,787	9,048	5,898
Long-term assets of discontinued operations	—	5,374	27,566
Total assets	$267,940	$306,690	$368,689
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,221	$17,198	$20,339
Accrued employment costs	6,033	6,527	8,133
Short-term operating lease liabilities	18,556	19,024	17,383
Other accrued liabilities	11,634	9,221	11,514
Income taxes payable	59	—	—
Current liabilities of discontinued operations	—	6,023	5,631
Total current liabilities	59,503	57,993	63,000
Long-term operating lease liabilities	62,357	66,307	55,944
Other long-term liabilities	46	47	42
Long-term liabilities of discontinued operations	—	3,388	3,787
Total liabilities	121,906	127,735	122,773
Shareholders’ equity:
Additional paid-in-capital	116,098	115,515	113,038
Retained earnings	186,819	220,279	274,346
Accumulated other comprehensive loss	(63)	(19)	(64)
Treasury stock	(156,820)	(156,820)	(141,404)
Total shareholders’ equity	146,034	178,955	245,916
Total liabilities and shareholders’ equity	$267,940	$306,690	$368,689

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	May 3, 2025	May 4, 2024
Net revenues	$51,652	$67,948
Cost of sales	28,885	33,908
Gross profit	22,767	34,040
Selling, general, and administrative expenses	40,804	45,095
Other income, net	180	438
Operating loss from continuing operations	(17,857)	(10,617)
Interest income, net	4	470
Loss from continuing operations before income taxes	(17,853)	(10,147)
Income tax expense (benefit)	407	(2,543)
Net loss from continuing operations	$(18,260)	$(7,604)
Loss from discontinued operations, net of income tax	(15,200)	(517)
Net loss	$(33,460)	$(8,121)

Basic weighted-average shares outstanding	27,773	30,660
Diluted weighted-average shares outstanding	27,773	30,660

Basic net loss per share:
Continuing operations	$(0.66)	$(0.25)
Discontinued operations	$(0.54)	$(0.01)
Basic net loss per share	$(1.20)	$(0.26)
Diluted net loss per share:
Continuing operations	$(0.66)	$(0.25)
Discontinued operations	$(0.54)	$(0.01)
Diluted net loss per share	$(1.20)	$(0.26)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 3, 2025	May 4, 2024
Cash flows from operating activities
Net loss	$(33,460)	$(8,121)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	2,188	1,935
Amortization of operating right-of-use assets	5,328	4,689
Impairment charges	1,048	—
Amortization of intangible assets	—	729
Provision for doubtful accounts	—	31
Stock-based compensation	754	804
Deferred income taxes	—	409
Loss on sale of business	15,200	—
Other non-cash (gain) loss, net	14	14
Changes in assets and liabilities:
Accounts receivable	(1,405)	(792)
Inventories	(7,379)	(6,902)
Prepaid expenses and other assets	(733)	(3,259)
Accounts payable	4,314	7,589
Income taxes	320	(4,040)
Operating lease liabilities, net	(6,060)	(5,736)
Accrued and other liabilities	1,969	(1,899)
Net cash used in operating activities	(17,902)	(14,549)
Cash flows from investing activities
Purchases of property, plant, and equipment	(1,871)	(863)
Proceed from sale of business, net of cash disposed	903	—
Net cash used in investing activities	(968)	(863)
Cash flows from financing activities
Tax withholdings for equity compensation	(171)	(356)
Repurchase of common stock	—	(6,348)
Borrowings under asset-based revolving credit agreement	(5,000)	—
Repayment of borrowings under asset-based revolving credit agreement	5,000	—
Net cash used in financing activities	(171)	(6,704)
Effect of exchange rate changes on cash and cash equivalents	(44)	8
Net decrease in cash and cash equivalents	$(19,085)	$(22,108)
Cash and cash equivalents, beginning of period	30,366	77,303
Cash and cash equivalents, end of period	$11,281	$55,195

Vera Bradley, Inc.
First Quarter Fiscal 2026
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 3, 2025
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net loss from continuing operations	$(18,260)
PPE impairment charges(1)	1,048
PO cancellation fees(2)	986
Professional fees associated with sale of Pura Vida(1)	976
Consulting and professional fees(3)	721
Severance(1)	290
Inventory write-off associated with sale of Pura Vida(2)	250
Income tax adjustments(4)	3,938
Net loss from continuing operations - Non-GAAP	(10,051)
Diluted net loss per share from continuing operations - Non-GAAP	$(0.36)
(1) Recorded in selling, general, and administrative ("SG&A") expenses
(2) Recorded in cost of goods sold
(3) $555 recorded in cost of goods sold and $166 recorded in SG&A expenses
(4) Adjustment reflects the non-GAAP tax benefit the Company would have recognized based on the application of the statutory tax rate of 26% to the non-GAAP pre-tax income

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Unallocated Corporate Expenses	Total
Operating (loss) income from continuing operations	$(5,536)	1,980	$(14,301)	$(17,857)
PPE Impairment charges	1,048	—	—	1,048
PO cancellation fees	847	139	—	986
Professional fees associated with sale of Pura Vida	—	—	976	976
Consulting and professional fees	584	78	59	721
Severance	15	—	275	290
Inventory write-off associated with sale of Pura Vida	214	36	—	250
Operating (loss) income from continuing operations - Non-GAAP	$(2,828)	$2,233	$(12,991)	$(13,586)

Vera Bradley, Inc.
First Quarter Fiscal 2025
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 4, 2024
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net loss from continuing operations	$(7,604)
One-time vendor charges(1)	747
Severance(2)	436
Consulting and professional fees(3)	38
Income tax adjustments(4)	(222)
Net loss from continuing operations - Non-GAAP	(6,605)
Diluted net loss per share from continuing operations - Non-GAAP	$(0.22)
(1) Recorded in cost of goods sold
(2) $383 recorded in selling, general, and administrative expenses and $53 recorded in cost of goods sold
(3) Recorded in SG&A expenses
(4) Adjusted net loss from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Unallocated Corporate Expenses	Total
Operating (loss) income from continuing operations	$3,993	3,826	$(18,436)	$(10,617)
One-time vendor charges	747	—	—	747
Severance	135	8	293	436
Consulting and professional fees	—	—	38	38
Operating (loss) income from continuing operations - Non-GAAP	$4,875	$3,834	$(18,105)	$(9,396)